FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925


PRICING SUPPLEMENT NO. 7
DATED DECEMBER 8, 1997 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


Principal Amount:  $5,000,000
Date of Issue:   December 11, 1997

Agent's Discount or Commission:  $9,850
Maturity Date:   December 11, 2000

Net Proceeds to Issuer:  $4,990,150
Interest Rate:   6.32%

Form:  [ X ] Book-Entry    Cusip No. 02635PLK7
       [   ] Certificated

Agent:  Smith Barney Inc.
Capacity: [ X ] Agent
          [   ] Principal

If as Agent: The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Principal:

[    ] The Notes are being offered at varying prices
       related to prevailing market prices at the time of resale.

[    ] The Notes are being offered at a fixed initial
       public offering price of                    % of
       Principal Amount.


Medium-Term Notes, Series E ("Notes"), may be issued by the Company in the aggregate principal amount of up to $1,000,000,000. To date, including this offering, an aggregate of $28,500,000 of offers to purchase the Notes have been accepted.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.